Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD SECOND QUARTER EARNINGS;
INCREASES EPS GUIDANCE FOR FISCAL YEAR 2008

     Pleasanton, California, August 20, 2008 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 13 weeks ended August 2, 2008 increased 46% to $.54, from $.37 for the 13 weeks ended August 4, 2007. Net earnings for the second quarter ended August 2, 2008 rose 40% to a record $71.3 million, from $50.9 million for the second quarter ended August 4, 2007. Fiscal 2008 second quarter sales increased 14% to $1.640 billion, with comparable store sales up 6% over the prior year.

     For the six months ended August 2, 2008, earnings per share increased 33% to $1.13, from $.85 for the six months ended August 4, 2007. Net earnings for the year-to-date period in 2008 grew 28% to a record $150.8 million, compared to $117.9 million in the prior year period. Sales for the first six months of 2008 increased 12% to $3.197 billion, with comparable store sales up 5%.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are pleased to report strong sales and earnings growth for both the second quarter and year-to-date periods. We believe that our solid financial results were driven mainly by our ability to offer compelling bargains on fresh and exciting name brand fashions for the family and the home. The tax rebate checks and favorable weather also benefited sales in the quarter. Dresses, Accessories and Shoes were the strongest merchandise categories during the second quarter, while the best-performing markets were in Texas and the Mid-Atlantic.”

     Mr. Balmuth continued, “Operating margin in the second quarter increased about 130 basis points to 7.1%, as a 180 basis point gain in gross margin was partially offset by a 50 basis point increase in selling, general and administrative expenses. Strong merchandise margin performance was the main driver of the increase in gross margin, driven primarily by lower markdowns. As expected, selling, general and administrative costs as a percent of sales were impacted by the prior year comparison, which benefited about 25 basis points from insurance proceeds related to a store loss and lower legal settlement costs. Incentive plan accruals were also higher due to the strong above-plan results in the quarter.”

     Mr. Balmuth also noted, “As we ended the first half of the year, our balance sheet and cash flows remained healthy. We continued to return capital to stockholders through our stock repurchase and dividend programs. During the first six months of 2008, we repurchased 4.6 million shares of common stock for an aggregate of $153 million. We remain on track to complete during 2008 approximately $300 million of our current two-year $600 million stock repurchase program.”

     Mr. Balmuth continued, “Looking ahead to the important back-to-school and holiday periods, we believe it is prudent to remain defensively positioned based on the uncertain macro economic and retail environments, which no longer have the benefit of the tax rebate checks. As a result, we are maintaining our original target of comparable store sales gains of 2% to 3% for both the third and fourth quarters.”

     “Based on this sales forecast, earnings per share are projected to be in the range of $.42 to $.44 for the 13 weeks ending November 1, 2008 and $.78 to $.81 for the 13 weeks ending January 31, 2009. These ranges compare to earnings per share of $.36 and $.70, respectively, for the third and fourth quarters of fiscal 2007. For the 2008 fiscal year ending January 31, 2009, earnings per share are now forecast to be in the range of $2.33 to $2.38, for a projected increase of 23% to 25% over earnings per share of $1.90 in fiscal 2007.”

     The Company will provide additional details concerning its second quarter results, projected third quarter and fiscal 2008 guidance and business outlook on a conference call to be held on Wednesday, August 20, 2008 at 11:00 a.m. Eastern Time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available through November 1, 2008 at the website address and through August 27, 2008 via a telephone recording at 706-645-9291, PIN #34958850.

     Forward-Looking Statements: This press release and the conference call comments on our website contain forward-looking statements regarding expected sales and earnings levels and our stock repurchase program that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas and commodity prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2007 and Form 10-Q and 8-K’s for fiscal 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of August 2, 2008, the Company operated 888 Ross Dress for Less® (“Ross”) stores and 55 dd’s DISCOUNTS® locations, compared to 817 Ross and 45 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
($000, except stores and per share data, unaudited)	2008	2007	2008	2007
Sales	$1,640,412	$1,444,632	$3,196,740	$2,855,173

Costs and expenses
Cost of goods sold	1,255,222	1,131,286	2,436,779	2,202,564
Selling, general and administrative	268,839	229,326	516,511	459,529
Interest (income) expense, net	(1,052)	65	(2,673)	(1,326)
Total costs and expenses	1,523,009	1,360,677	2,950,617	2,660,767

Earnings before taxes	117,403	83,955	246,123	194,406
Provision for taxes on earnings	46,104	33,092	95,339	76,499
Net earnings	$71,299	$50,863	$150,784	$117,907

Earnings per share
Basic	$0.55	$0.37	$1.15	$0.86
Diluted	$0.54	$0.37	$1.13	$0.85

Weighted average shares outstanding (000)
Basic	130,110	136,052	130,714	136,569
Diluted	132,433	138,280	132,914	138,992

Dividends per share
Cash dividends declared per share	$0.10	$0.08	$0.10	$0.08

Stores open at end of period	943	862	943	862

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	August 2,	August 4,
($000, unaudited)	2008	2007
Assets

Current Assets
Cash and cash equivalents	$309,554	$132,808
Short-term investments	2,821	31,263
Accounts receivable	49,423	42,071
Merchandise inventory	1,018,726	1,070,376
Prepaid expenses and other	63,223	70,396
Deferred income taxes	20,883	30,942
Total current assets	1,464,630	1,377,856

Property and equipment, net	906,533	790,298
Long-term investments	44,176	32,476
Other long-term assets	63,078	68,249
Total assets	$2,478,417	$2,268,879

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$1,070,065	$930,789
Total current liabilities	1,070,065	930,789

Long-term debt	150,000	150,000
Other long-term liabilities	168,814	169,045
Deferred income taxes	83,418	81,997

Commitments and contingencies

Stockholders' Equity	1,006,120	937,048
Total liabilities and stockholders' equity	$2,478,417	$2,268,879

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	August 2,	August 4,
($000, unaudited)	2008	2007
Cash Flows From Operating Activities
Net earnings	$150,784	$117,907
Adjustments to reconcile net earnings to net cash provided by (used) in operating activities:
Depreciation and amortization	64,131	58,006
Stock-based compensation	11,330	13,049
Deferred income taxes	3,275	(18,905)
Tax benefit from equity issuance	6,608	5,505
Excess tax benefits from stock-based compensation	(4,714)	(4,533)
Change in assets and liabilities:
Merchandise inventory	6,569	(18,647)
Other current assets	(23,257)	(38,117)
Accounts payable	58,145	(88,665)
Other current liabilities	23,200	(46,917)
Other long-term, net	10,485	28,965
Net cash provided by operating activities	306,556	7,648
Cash Flows From Investing Activities
Additions to property and equipment	(113,472)	(107,285)
Proceeds from sales of property and equipment	117	0
Purchases of investments	(50,021)	(46,918)
Proceeds from investments	48,071	19,618
Net cash used in investing activities	(115,305)	(134,585)
Cash Flows From Financing Activities
Issuance of common stock related to stock plans	36,470	11,861
Excess tax benefits from stock-based compensation	4,714	4,533
Treasury stock purchased	(2,907)	(2,919)
Repurchase of common stock	(152,631)	(100,578)
Dividends paid	(24,923)	(20,540)
Net cash used in financing activities	(139,277)	(107,643)
Net increase (decrease) in cash and cash equivalents	51,974	(234,580)
Cash and cash equivalents:
Beginning of period	257,580	367,388
End of period	$309,554	$132,808
Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$109,099	$119,628
Non-Cash Investing Activities
Change in fair value of investment securities -unrealized (loss) gain	$(1,817)	$55